Exhibit 99.2

☐	Recipient’s Copy
☐	Company’s Copy

FTI CONSULTING, INC. 2006 GLOBAL LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

To                                         :

FTI Consulting, Inc., a Maryland corporation (the “Company”), has granted you an award (the “Award”) of                      restricted shares (the “Award Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”), under the FTI Consulting, Inc. 2006 Global Long-Term Incentive Plan, as adopted effective June 6, 2006, as further amended from time to time (the “Plan”), conditioned upon your agreement to the terms and conditions described below. The effective “Grant Date” will be                     , subject to your promptly signing and returning a copy of this Agreement (as defined below) to the Company and delivering to the Company a stock power, endorsed in blank, with respect to the Award Shares.

This Restricted Stock Agreement (the “Agreement”) evidences the Award of the Award Shares. This Agreement and the Award of the Award Shares are made in consideration of your employment with the Company or your Employer (as hereafter defined) and in fulfillment of applicable terms of your written employment agreement (“Employment Agreement”), if any, between you and the Company or an Affiliate of the Company (the “Employer”). The Award is subject in all respects to and incorporates by reference the terms and conditions of the Plan and any terms and conditions relating to Award Shares or this Award contained in the Employment Agreement (if applicable), and specifies other applicable terms and conditions of your Award Shares.

A copy of the Plan and the Prospectus for the Plan, as amended from time to time (the “Prospectus”), is attached. By executing this Agreement, you acknowledge that you have received a copy of the Plan and the Prospectus. You may request additional copies of the Plan or Prospectus by contacting the Secretary of the Company at FTI Consulting, Inc., 500 East Pratt Street, Suite 1400, Baltimore, Maryland 21202 (Phone: (410) 951-4800). You also may request from the Secretary of the Company copies of the other documents that make up a part of the Prospectus (described more fully at the end of the Prospectus), as well as all reports, proxy statements and other communications distributed to the Company’s security holders generally.

1. Terminology; Conflicts. The Glossary at the end of this Agreement includes definitions of capitalized words used in this Agreement. All terms not defined in this Agreement (including the Glossary) have the meanings given in the Plan (or if applicable, the Employment Agreement). Unless otherwise specifically provided in this Agreement, in the event of any conflict, ambiguity or inconsistency between or among any defined term in this Agreement, the Plan or your Employment Agreement (if applicable), the provisions of, first, the Plan, second, this Agreement, and lastly, the Employment Agreement (if applicable), will control in that order of priority, except in the case of Section 14 of this Agreement, which will control in all cases.

2. Employment Agreement. All of the Award Shares are nonvested and forfeitable as of the Grant Date. The Award Shares are granted subject to the forfeiture, vesting and other provisions specifically set forth in the Employment Agreement (if applicable). Notwithstanding anything to the contrary, the Award and the Award Shares will be subject to and bound by all terms and conditions in this Agreement and the Plan not specifically covered by or contrary to the effective Employment Agreement (if applicable).

3. Terms and Conditions Not Specifically Set Forth in the Employment Agreement. Absent an employment agreement or terms and conditions to the contrary in your Employment Agreement (if applicable), the following terms and conditions will apply:

(a) Vesting. Your Award Shares shall be subject to the forfeiture and vesting provisions marked with an [X] below:

i.	☐ All of the Award Shares are nonvested and forfeitable as of the Grant Date. So long as your Service with the Company or an Affiliate of the Company continues through the applicable date upon which vesting is scheduled to occur, % of the Award Shares will vest and become nonforfeitable on each anniversary of the Grant Date, such that 100% of the Award Shares will be vested and nonforfeitable on the anniversary of the Grant Date. None of the Award Shares will become vested and nonforfeitable after your Service with the Company and its Affiliates ceases unless this Agreement provides to the contrary.

ii.	☐ All of the Award Shares are nonvested and forfeitable as of the Grant Date. So long as your Service with the Company or an Affiliate of the Company continues through the applicable date upon which vesting is scheduled to occur, % of the Award Shares will vest and become nonforfeitable on the year anniversary of the Grant Date, and the remaining % of the Award Shares will vest and become nonforfeitable on the year anniversary of the Grant Date. None of the Award Shares will become vested and nonforfeitable after your Service with the Company and its Affiliates ceases unless this Agreement provides to the contrary.

iii.	☐ All of the Award Shares are nonvested and forfeitable as of the Grant Date. So long as your Service with the Company or an Affiliate of the Company continues through , (the “Vesting Date”), all of your Award Shares will vest and become nonforfeitable on the Vesting Date. None of the Award Shares will become vested and nonforfeitable after your Service with the Company and its Affiliates ceases unless this Agreement provides to the contrary.

(b) Acceleration of Vesting. All outstanding Award Shares will become fully vested and nonforfeitable upon the earliest of:

i.	the occurrence of a Change in Control (such vesting will be deemed to occur immediately before such Change in Control),

ii.	termination of your Service by the Company or your Employer without Cause,

iii.	termination of your Service by you for Good Reason (if applicable),

iv.	your death, or

v.	your Total and Permanent Disability.

(c) Termination of Service. If your Service with the Company and its Affiliates ceases due to termination (i) by the Company or your Employer for Cause, or (ii) by you (excepting any termination by you for Good Reason, if applicable), all Award Shares that are not then vested and nonforfeitable will be immediately forfeited for no consideration. If your Service with the Company and its Affiliates ceases for any other reason, the Award Shares will remain in full effect.

4. Restrictions on Transfer. You may not sell, assign, transfer, pledge, hedge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any unvested Award Shares, and unvested Award Shares may not be subject to execution, attachment or similar process. Any sale or transfer, pledge, hedge, hypothecation, encumbrance or other disposition, or purported sale or transfer, pledge, hedge, hypothecation, encumbrance or other disposition, shall be null and void. The Company will not be required to recognize on its books any action taken in contravention of these restrictions.

5. Stock Certificates.

(a) Unvested Shares. You are reflected as the owner of record of the Award Shares on the Company’s books. The Company will hold the share certificates for safekeeping, or otherwise retain the Award Shares in uncertificated book entry form, until the Award Shares become vested and nonforfeitable, and any share certificates (or electronic delivery) representing such unvested shares will include a legend to the effect that you may not sell, assign, transfer, pledge, hedge, or hypothecate the Award Shares. You must deliver to the Company, as soon as practicable after the Grant Date, a stock power, endorsed in blank, with respect to the Award Shares. If you forfeit any Award Shares, the stock power will be used to return the certificates for the forfeited Award Shares to the Company’s transfer agent for cancellation.

(b) Vested Shares. As soon as practicable after the Award Shares vest, the Company will deliver a share certificate to you, or deliver shares electronically or in certificate form to your designated broker on your behalf. If you are deceased (or in case of your Total and Permanent Disability and if necessary) at the time that a delivery of share certificates is to be made, the certificates will be delivered to your executor, administrator, legally authorized guardian or personal representative.

(c) Legends. Any share certificates delivered or Award Shares delivered electronically will, unless the Award Shares are registered and such registration is in effect, or an exemption from registration is available, under applicable federal and state law, bear a legend (or electronic notation) restricting transferability of such Award Shares.

(d) Postponement of Delivery. The Company may postpone the issuance and delivery of any Award Shares for so long as the Company determines to be necessary or advisable to satisfy the following:

i.	the completion or amendment of any registration of the Award Shares or satisfaction of any exemption from registration under any securities law, rule, or regulation;

ii.	compliance with any requests for representations; and

iii.	receipt of proof satisfactory to the Company that a person seeking such Award Shares on your behalf upon your Total and Permanent Disability (if necessary), or upon your estate’s behalf after your death, is appropriately authorized.

6. Taxation.

(a) Tax Withholding. By signing this Agreement, you authorize your Employer and the Company, except as provided below, to deduct from any compensation or any other payment of any kind due you the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the grant or vesting of the Award Shares in whole or in part. The Company may, in its discretion, agree that it will, upon your request, permit you to satisfy, in whole or in part, the Company’s minimum statutory withholding tax obligation (based on minimum rates for federal and state law purposes, including payroll taxes) which may arise in connection with the Award either by electing to have the Company withhold the issuance of, or redeem, shares of Common Stock or by electing to deliver to the Company already-owned shares of Common Stock of the Company, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due. In lieu of the foregoing, the Company may require you to make a cash payment to such Employer or the Company equal to the amount required to be withheld. If you do not make provision for the payment of such taxes when requested, the Company may refuse to issue any Common Stock certificate under this Agreement until arrangements satisfactory to the Committee for such payment have been made.

(b) Tax Election. You are advised to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended. Any such election, if made, must be made within 30 days of the Grant Date. You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to your Employer or the Company. You may not rely on your Employer, the Company or any of their respective officers, directors or employees for tax or legal advice regarding this Award. You acknowledge that you have sought tax and legal advice from your own advisors regarding this Award or have voluntarily and knowingly foregone such consultation.

7. Adjustments for Corporate Transactions and Other Events.

(a) Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of Award Shares and the number of such Award Shares that are nonvested and forfeitable will, without further action of the Committee, be adjusted to reflect such event. The Committee may make adjustments, in its discretion, to address the treatment of fractional shares with respect to the Award Shares as a result of the stock dividend, stock split or reverse stock split. Adjustments under this Section 7 will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional Award Shares will result from any such adjustments.

(b) Binding Nature of Agreement. The terms and conditions of this Agreement will apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or other similar event, except as otherwise determined by the Committee. If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement will inure to the benefit of the Company’s successor, and this Agreement will apply to the securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.

8. Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement alters your at-will or other employment status pursuant to your Employment Agreement, if applicable, or other service relationship with your Employer and the Company. This Agreement is not to be construed as a contract of employment or service relationship between the Company (or your Employer) or any of its Affiliates and you, nor as a contractual right of you to continue in the employ of, or in a service relationship with, the Company (or your Employer) or any of its Affiliates for any period of time. This Agreement does not limit in any manner the right of your Employer or the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan.

9. Rights as Stockholder. As the owner of record of Award Shares, you are entitled to all rights of a stockholder of the Company, including the right to vote the Award Shares, except that you will not have any right to cash dividends or other distributions declared or paid with respect to nonvested and forfeitable Award Shares. All cash dividends and any other distributions paid with respect to nonvested Award Shares will be held by the Company in trust for your benefit and paid to you upon vesting of the Award Shares. Upon forfeiture of any Award Shares, any cash dividends and distributions then held in trust with respect to such shares will be forfeited and will be returned to the Company.

10. The Company’s Rights. The existence of the Award Shares does not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, including that of its Affiliates, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11. Entire Agreement. This Agreement, inclusive of the Plan and the terms of the Employment Agreement (if applicable) incorporated into this Agreement, contains the entire agreement between you, your Employer and the Company with respect to the Award Shares. Any and all existing oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement by any person with respect to the Award or the Award Shares are superseded by this Agreement and are void and ineffective for all purposes.

12. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan will govern.

13. Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Award Shares as determined in the discretion of the Committee, except as provided in the Plan, the Employment Agreement (if applicable) or in any other written document signed by you and the Company.

14. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, will be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect to the Award or the Award Shares will be brought in the federal or state courts in the districts which include Baltimore, Maryland, and you agree and submit to the personal jurisdiction and venue thereof.

15. Severability. If a court of competent jurisdiction (or arbitrator(s), as applicable) determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, it is the parties’ intent that any court order (or decision of arbitrator(s) as applicable) striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties’ under this Agreement.

16. Further Assurances. You agree to use your reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for your benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

17. Headings. Section headings are used in this Agreement for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

18. Counterparts. This Agreement may be executed in counterparts (including electronic signatures or facsimile copies), each of which will be deemed an original, but all of which together will constitute the same instrument.

{The Glossary follows on the next page.}

GLOSSARY

(a) “Cause” has the meaning ascribed to such term or words of similar import in your Employment Agreement, if applicable, and, in the absence of an effective Employment Agreement, means (i) conviction of or pleading of nolo contendre to a felony, (ii) fraud on or misappropriation of any funds or property of the Company, an Affiliate, customer or client, (iii) your breach of any provision of any employment, non-disclosure, non-competition, non-solicitation, assignment of inventions, or other similar agreement executed by you for the benefit of the Company and its Affiliates, (iv) dishonesty, (v) engaging in any act or omission which is in material violation of any Company or Employer policy, or (vi) willful misconduct in connection with your duties or responsibilities or otherwise, gross negligence in the performance of your duties or responsibilities, each as determined in good faith by the Company, which determination is conclusive.

(b) “Good Reason” has the meaning ascribed to such term or words, if any, of similar import in your Employment Agreement, if applicable.

(c) “Service” means your employment or other service relationship with the Company or your Employer so long as your Employer is an Affiliate of the Company, except that if you cease to be a “common law employee” of the Company or any of its Affiliates but you continue to provide bona fide services (which shall not include any period of salary continuation commencing after termination due to your Employment Agreement (if applicable) or any Company severance plan) to the Company or any of its Affiliates following such cessation in a different capacity, including without limitation as a director, consultant or independent contractor, then a termination of your employment or service relationship will not be deemed to have occurred for purposes of this Agreement upon such change in capacity. In the event that your employment or service relationship is with a business, trade or entity that, after the Grant Date, ceases for any reason to be part of the Company or an Affiliate, your employment or service relationship will be deemed to have terminated for purposes of this Agreement upon such cessation if your employment or service relationship does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

(d) “Total and Permanent Disability” has the meaning ascribed to such term or words of similar import in your Employment Agreement, if applicable, and, in the absence of an effective Employment Agreement, means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in your death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Committee may require such proof of Total and Permanent Disability as the Committee in its sole discretion deems appropriate and the Committee’s good faith determination as to whether and when you are totally and permanently disabled will be final and binding on all parties concerned.

(e) “You”; “Your” means the recipient of the Award Shares as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” will be deemed to include such person.

{The signature page follows.}

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of                                                      .

FTI CONSULTING, INC.

By:

Date:

The undersigned hereby represents that he/she has read the Prospectus and is familiar with the Plan’s terms. The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees, on behalf of himself/herself and on behalf of his/her beneficiaries, estate and permitted assigns, to be bound by all of the provisions set forth herein, and that the Award and Award Shares are subject to all of the terms and provisions of this Agreement, and of the Plan under which it is granted, as the Plan may be amended in accordance with their respective terms. The undersigned agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee concerning any questions arising under this Agreement or the Plan with respect to the Award or Award Shares.

WITNESS	AWARD RECIPIENT

Date:

STOCK POWER

FOR VALUE RECEIVED, the undersigned,                             , hereby sells, assigns and transfers unto FTI Consulting, Inc., a Maryland corporation (the “Company”), or its successor,                      shares of common stock, par value $.01 per share, of the Company standing in my name on the books of the Company and our transfer agent, and hereby irrevocably constitutes and appoints Jack B. Dunn IV and Theodore I. Pincus, or any one of them, as my attorney-in-fact to transfer the said stock on the books of the Company with full power of substitution in the premises.

WITNESS:

Dated: